SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into as of the 1st day of July, 2014, by and between NATIONSTAR MORTGAGE HOLDINGS INC., a Delaware corporation (the "Company") and Harold Lewis, an individual presently residing at 2220 King Fisher Drive, Westlake, TX 76262 ("Executive").
WITNESSETH:
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.     AT WILL EMPLOYMENT. The Company and Executive acknowledge that Executive’s employment is and will continue to be "at will" meaning that either Executive or the Company may terminate Executive's employment at any time and for any reason. If Executive voluntarily resigns, Executive agrees to provide 120 days advance written notice of the date of Executive’s termination of employment.
Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound by the terms and conditions set forth in Sections 3 and 4 hereof, which provisions, along with Sections 5 through 8 hereof, shall survive any such termination of this Agreement and any termination of Executive's employment with the Company.
For a period of one year following the termination of Executive’s employment for any reason (the “Termination Date”), Executive agrees to reasonably assist and cooperate with the Company and its affiliates and their respective agents, officers, directors and employees with respect to the operations of the Company (and its successors and assigns) (i) on matters relating to the tasks for which Executive was responsible, or about which Executive had knowledge, before cessation of employment or which may otherwise be within the knowledge of Executive and (ii) exclusively in connection with any existing or future inquiries, disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company or its affiliates in which the Company deems Executive's cooperation necessary, not to exceed 24 hours per month.
2.     SEVERANCE.
(a)     Termination by Company for Cause. If Executive's employment with the Company is terminated by the Company for Cause, Executive shall be entitled to the Accrued Benefits and shall not be entitled to any compensation or benefits other than Accrued Benefits. If the definition of "Cause" set forth below conflicts with the definition of such term (or any similar term) in any incentive plan or equity plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.

b)     Termination by Company without Cause. If Executive's employment is terminated by the Company without Cause, then Executive shall be entitled to the Accrued Benefits and, subject to Executive's providing the Company with a signed release of claims in a form adopted by the Company from time to time, which shall contain customary terms and conditions, and subject to Section 2(b)(i) below: (i) twelve (12) months base salary ("Salary Continuation Payments"), plus 100% of the Executive's prior year's bonus (“Supplemental Severance”); (ii) the next tranche of restricted shares scheduled to vest for each grant awarded to Executive shall vest on their regularly scheduled vesting dates (“Vesting of Restricted Shares”); and (iii) continuation of Executive's coverage under the Company's medical plan until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 3 hereof) or (B) twelve (12) months from the Termination Date (“Continued Benefits” and, together with Salary Continuation Payments, Vesting of Restricted Shares and Supplemental Severance, the “Severance Compensation”).
(i)     The Severance Compensation is earned by Executive’s satisfaction in full of the following: (A) Executive’s execution and return of an effective release of claims within the time frame specified therein, in a form adopted by the Company from time to time, which shall contain customary terms and conditions (the “Release”); and (B) Executive’s full compliance during the period Executive is receiving Salary Continuation Payments (the “Severance Period”) with Sections 3 and 4 of this Agreement. Executive’s failure to fully comply during the entire Severance Period with Sections 3 or 4 of this Agreement will result in the immediate cessation of all Severance Compensation and the obligation to return any Severance Compensation previously paid or otherwise provided to Executive. If Executive’s death occurs during the Severance Period and Executive is in full compliance with the terms and conditions of the Agreement at the time of Executive’s death, Executive (or Executive’s estate) shall be entitled to the remainder of any unpaid Severance Compensation and will be under no obligation to return any Severance Compensation previously paid or otherwise provided to Executive before Executive’s death.
(c)    Voluntary Termination, Death or Disability. If Executive's employment with the Company terminates due to Executive's voluntary termination, then Executive shall be entitled to the Accrued Benefits. If Executive's employment is terminated by reason of Executive's death or Disability, Executive (or Executive’s estate) shall be entitled to receive the Accrued Benefits plus a pro-rata bonus for that portion of the calendar year the Executive was employed by the Company. During any period that Executive fails to perform Executive’s duties as a result of Disability, Executive shall continue to receive Executive’s Base Salary and all other benefits and all other compensation pursuant to this Agreement unless and until Executive’s employment is terminated pursuant to this Section 2.
(d)    Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b) and (c) of this Section 2 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company.

(e)     Manner of Payment. Subject to compliance with Section 2(b)(i) of this Agreement, the payments described in clause (b) of this Section 2 shall be paid as follows: the Salary Continuation Payments shall commence within 30 days of the Date of Termination (or, if the 30-day period spans two taxable years, in the later taxable year) provided that Executive’s Release is effective on that date, and be paid in installments over a period of twelve (12) months. The Supplemental Severance shall be paid in a lump sum on the later to occur of the first day of the 12th month following the Termination Date, or March 15th of the year following the year in which the Termination Date occurs. Notwithstanding anything herein to the contrary, the payment of any amounts hereunder (including benefits continuation but excluding Accrued Benefits) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 3 or 4 of this Agreement and shall not be paid unless Executive executes the Release. Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code on the Termination Date, then the payments provided herein, to the extent required by Section 409A of the Code, shall be deferred until the expiration of the applicable six-month period under Section 409A of the Code, and shall be paid immediately following the expiration of such period. Each payment hereunder shall be treated as a separate payment for such purposes.
(f)     No Mitigation. Upon termination of Executive’s employment, Executive will be under no obligation to seek other employment or earn other income in order to remain eligible for the payments and benefits set forth in this Section 2.
(g)     Code Section 280G. If Executive is entitled to receive payments and benefits under this Agreement which, if combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement of Company or an Affiliate, would subject the Executive to an excise tax under Section 4999 of the Code, then the amounts otherwise payable to Executive under this Agreement will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax.
(h)     Withholding. All taxable compensation payable to Executive by the Company shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law, the laws of any state or locality, or by any governmental body to be collected with respect to compensation paid to an employee.
(i)     Definitions. For purposes of this Agreement:
(i)    "Accrued Benefits" means collectively the following: (i) any earned but unpaid salary through the last day of employment, (ii) any accrued but unpaid paid time off, (iii) any reimbursable business expenses through the last day of employment, (iv) any vested benefits in accordance with the terms of the Company's employee benefit plans or programs, and (v) any benefit continuation and/or conversion rights in accordance with the terms of the Company's employee benefit plans or programs.

(ii)     "Cause" means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by Executive in connection with the Company's or its affiliates’ business, (iii) any material breach by Executive of this Agreement, (iv) any material breach of any reasonable and lawful rule or directive of the Company (including without limitation cooperation with any regulatory investigations, inquiries or third party litigation), (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Company's good faith determination materially interferes with the performance of Executive's duties.
(iii)     "Code" means the Internal Revenue Code of 1986, as amended.
(iv)     "Disability" means the inability of Executive to substantially perform the customary duties and responsibilities of Executive's employment with Company for a period of at least 180 consecutive days or 180 days in any 12-month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely for the foreseeable future, as determined by a duly licensed physician appointed by the Company.
(j)     Resignation as Officer or Director. Upon termination of employment for any reason, Executive shall resign from each position (if any) that Executive then holds as an officer or director of the Company and any of its affiliates or otherwise by reason of Executive’s employment with the Company or any of its affiliates.
3.     RESTRICTIVE COVENANTS. The parties agree that Executive's employment with Company involves a position of special trust and confidence wherein, in reliance upon Executive's promises in this Agreement (including but not limited to the covenants in this Section 3 (the "Restrictive Covenants")) Executive will be entrusted with access to the Company's Confidential Information (as defined below) and will be given the opportunity to meet and develop relationships with the Company's potential and existing suppliers, financing sources, clients, customers and employees.
(a)     Noncompetition. Executive agrees that during the period of Executive’s employment with the Company and for the twelve (12) month period immediately following Executive's termination of employment for any reason, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage and real estate services businesses of the Company or of any other business in which the Company is engaged at the time of Executive's termination of employment, or which is part of the Company's Developing Business, within states in which the Company is engaged in such business or Developing Business. For purposes of the foregoing, "Developing Business" shall mean the new business concepts and services the Company has developed and is in the process of developing during Executive's employment with the Company. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction in the matter.
(b)     Solicitation of Employees, Independent Contractors, Clients, Etc. Executive agrees that during the period of Executive’s employment with the Company and for the twelve (12) month period immediately following the date of termination of Executive's employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent, independent contractor or consultant or client of the Company to terminate his, her or its employment or other relationship with the Company, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company for any reason.
(c)     Disparaging Comments. Executive agrees that during the period of Executive’s employment with the Company and for three years thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or its directors, executives or employees, or, after termination of Executive’s employment relationship with the Company, make any such comments concerning any aspect of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
(d)     Obligations Not Exclusive. Nothing contained in this Section 3 shall limit any common law or statutory obligation that Executive may have to the Company.
(e)    Use of Certain Terms. For purposes of this Section 3 and Section 4 hereof, the term "Company" refers to the Company and any incorporated or unincorporated affiliates, subsidiaries, successors or assigns of the Company, including without limitation any entity which becomes Executive's employer as a result of any reorganization or restructuring of the Company for any reason. For purposes of the time-limited, post-employment restrictions contained in this Section 3 and Section 4 hereof, a reference to a period that begins at the termination of Executive's employment (a) refers to the end of Executive’s employment with the Company irrespective of which party ended the relationship or why, and refers to end of Executive's continuous employment with the Company inclusive of any successor to which Executive’s employment may be transferred or assigned as a result of any reorganization, restructuring, merger or assignment of the employment relationship and (b) shall be extended by one day for each day Executive is found to be in violation of such restrictions until such time as the Restrictive Covenants are complied with by Executive for a length of time equal to the length of time provided for herein.
(f)    Remedies. In signing this Agreement, Executive gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under this Section 3. Executive therefore agrees that under such circumstances, the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any such breach or threatened breach of Section 3(a) or Section 3(b), without having to post bond, together with reasonable attorney’s fees incurred in enforcing its/their rights hereunder. Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified as minimally as possible to permit its enforcement to the maximum extent permitted by law.
4.     CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive's employment or thereafter, without the Company's prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below), concerning the Company's or any of its affiliated companies' or customers' practices, businesses, procedures, systems, plans or policies (collectively, "Confidential Information"), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive's employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company's exclusive property, and that all of the restrictions on Executive's activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company's reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public through lawful means. This confidentiality provisions shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.
Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as "Proprietary Information"); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive's obligation relative to the disclosure to the Company of such Proprietary

Information anticipated in this Section 4 shall continue beyond Executive's termination of employment and Executive shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use the Company’s right to the Proprietary Information.
Executive agrees that money damages shall not be adequate to compensate the Company for any breach by Executive of the Executive’s obligations under Section 4 hereof. Accordingly, and without limiting any rights that the Company may otherwise have, Executive hereby waives the defense to any claim by the Company concerning a breach of the Section 4 hereof and agrees not to raise any such defense and that the Company shall be entitled to specifically enforce the provisions of Section 4 hereof.
5.     ASSIGNMENT. This Agreement and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive's heirs, executors and administrators. This Agreement shall automatically inure to the benefit of, and be fully enforceable by, any parent, subsidiary, affiliate, successor, or assign of the Company that Executive provides services to or is provided Confidential Information about without the need for any further action by any party. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company's rights or obligations hereunder, may be assigned or otherwise subject to encumbrance by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company's subsidiaries, affiliates, successors or assigns, including without limitation in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization, provided that the assignee assumes the obligations of the Company hereunder. In such case, the terms and conditions hereof shall apply to Executive's employment relationship with the necessary changes having been made. No such assignment shall be deemed to be a termination of Executive's employment (without Cause or otherwise) for purposes of this Agreement or otherwise.
6.     GENERAL.
(a)     Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery or the third business day after mailing by first class mail to the recipient at the address indicated below:
To the Company:
NATIONSTAR MORTGAGE HOLDINGS INC.
350 Highland Drive
Lewisville, TX 75067
Attention: General Counsel

To Executive:
Harold Lewis
2220 King Fisher Drive
Westlake, TX 76262

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.
(b)     Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
(c)     Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and supersedes any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.
(d)     Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
(e)     Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
(f)     Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Texas without giving effect to principles of conflicts of law of such state.
(g)     Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.
(h)     Waiver. The waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(i)     Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
(j)    Construction. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(k)    Arbitration. Except as may be necessary for the Company (as such term is used in Sections 3 and 4 hereof) to specifically enforce or enjoin a breach of Sections 3 or 4 of this Agreement, the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's services to the Company, the termination of such services or any other dispute by and between the parties hereto arising from such relationship shall be submitted to binding arbitration in Dallas, Texas according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. For purposes of enforcement of the Restrictive Covenants, the Company shall be considered a "prevailing party" if it secures injunctive relief to enforce any of the Restrictive Covenants, with or without reformation of the covenant under Paragraph 6(b) hereof or otherwise. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, to claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the

Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.
7.     EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, AND (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by Executive, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive agrees that Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without that party's written consent.
8.     COMPANY REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Company hereby represents and warrants to Executive that (a) the Company has all required power and authority to enter into, deliver, and perform its obligations under this Agreement, and (b) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company and does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, this Agreement will be the valid and binding obligation of Company, enforceable in accordance with its terms.
9.    EFFECTIVENESS. This Agreement shall become effective as of the Effective Date, it being understood that the Executive shall have no rights hereunder and the Company shall have no duties or obligations hereunder until this Agreement shall become effective; provided, however, that this Agreement is a binding obligation which cannot be revoked or terminated by either party except as provided herein.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

EXECUTIVE:

/s/ Harold Lewis
Harold Lewis

NATIONSTAR MORTGAGE HOLDINGS INC.:

/s/ Jay Bray
By: Jay Bray
Title: Chief Executive Officer

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